Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                           BAUSCH & LOMB INCORPORATED


                                       AND


                               PHARMOS CORPORATION



                                 October 9, 2001

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of October 9, 2001, is by and between Pharmos Corporation, a Nevada corporation ("Seller") and Bausch & Lomb Incorporated, a New York corporation ("Buyer").

     Seller desires to sell its ophthalmic business to Buyer and Buyer desires to purchase Seller's ophthalmic business, all on the terms and conditions set forth in this Agreement. The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.

     "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

     "Agreement" means this Agreement and the Annexes and Exhibits hereto and the Disclosure Letter and all Schedules thereto.

     "Alrex" means a 0.2% ophthalmic suspension of LE for treatment of allergies.

     "Assignment and Assumption Agreements" means the agreements referred to on Annex 1.1, assigning to Buyer the Assigned Contracts, Accounts Receivable and other contractual rights in the Purchased Assets and pursuant to which Buyer assumes the Assumed Liabilities.

     "BLP" means Bausch & Lomb Pharmaceuticals, Inc.

     "BLP Business" means BLP's current business of marketing Lotemax and Alrex and of developing LET pursuant to the terms of the Existing BLP Agreements.

     "Bill of Sale" means the bill of sale referred to on Annex 1.1, conveying Inventory.

     "Bodor" means Nicholas S. Bodor, Ph.D.


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     "Business" means Seller's ophthalmic business, whether conducted through
Seller or through one or more of its direct or indirect Subsidiaries, comprising or relating to the development or commercialization of products using LE for the treatment, prevention and/or diagnosis of any disease, disorder and/or condition of the eye, in humans or in animals, other than the Excluded Assets.

     "Buyer Fiscal Month" means the four or five week period constituting a fiscal month of Buyer for internal accounting and external consolidated reporting purposes, where Buyer's fiscal year is the 52 or 53 week period ending on the last Saturday in December.

     "Clinical IP" means (i) all clinical protocols, studies, clinical data and results used in or resulting from any clinical trial of any Product and (ii) all INDs, NDAs, NDA Submission Packages, and other regulatory applications and approvals regarding any Product.

     "Closing" means the closing of the Transactions.

     "Code" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended.

     "Collateral Documents" means the agreements, other than this Agreement, executed and delivered by the parties hereto pursuant to this Agreement.

     "Commercial Launch" means the first transfer or sale for value of LET by Buyer in the United States to an unaffiliated third party following FDA approval of LET.

     "Consideration" means the Cash Consideration and the assumption of the Assumed Liabilities.

     "Default" means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract or instrument or would permit the other party thereto to cancel or terminate performance or seek damages for breach.

     "Disclosure Letter" means the letter from Seller to Buyer dated the date hereof and containing the Schedules.

     "Documentation" means all documentation (in all media, including digital formats) of the Purchased Assets, and all copies thereof in the Seller's possession or control.

     "Dollars" and "$" means dollars of the United States of America.

     "Existing BLP Agreements" means the License Agreement, dated as of June 30, 1995, by and between Seller and BLP, as amended, the Marketing Agreement, dated as of June 30, 1995,


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between Seller and BLP, as amended, the Processing Agreement, dated as of June
30, 1995, between Seller and BLP, the Trademark License Agreement, dated as of June 30, 1995, the Trademark License Agreement, dated as of December 12, 1996, between Seller and BLP and the New Territories Marketing Agreement, dated as of December 12, 1996, between Seller and BLP, as amended.

     "FDA" means the United States Food and Drug Administration and/or any other Governmental Entity which may regulate or control the sale of cosmetics and/or drugs, including, without limitation, any of the Products.

     "FDC Act" means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated pursuant thereto.

     "GAAP" means generally accepted United States accounting principles, as in effect at the time to which the financial statements or records relate.

     "Governmental Entity" means the United States government, the government of any of the states constituting the United States, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions.

     "Income Tax" or "Income Taxes" means any taxes measured, in whole or in part, by net or gross income or profits together with any interest, penalties or additions to tax.

     "Information Assets" means all business information which is in the possession or control of Seller with respect to the Business, including, all of Seller's or its Subsidiaries data, databases, sales materials (including analyses and strategies), competitive analyses, marketing materials (including analyses and strategies), advertising and promotional materials and supplier lists with respect to the Business.

     "IND" means any Investigational New Drug Application relating LET and all associated documents to support such applications, as submitted to the FDA, or a similar application and supporting documents submitted to any other Governmental Entity.

     "IP Rights" means, collectively, all intellectual property rights of the Seller (throughout the world) in or to the IT Property, including all Trademarks, Copyrights, Trade Secrets, Patent Rights with respect to those patents and patent applications set forth in Annex 2.1.1, and all other intellectual property rights therein including any applications in the process of being prepared.

     "IT Property" (which is a contraction for information-technology related property) means, collectively, all of the Clinical IP, Information Assets, Know-how, R&D Assets, Technology and Documentation.


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     "IT Property Assignments" means the instruments and agreements conveying the IT Property and all IP Rights to Buyer.

     "Know-how" means all technical information, processes, formulae, trade secrets, materials, designs, drawings and data (including, pre-clinical and clinical data, data relating to pharmacology and toxicology, technical information and data relating to manufacture and use and all information contained in any issued patent or patent application) relating to the Business.

     "LE" means Loteprednol Etabonate.

     "LET" means a combination primarily of LE and Tobramycin, an antibiotic, in the manner contemplated by any NDA, IND or NDA submission package contemplated by this Agreement.

     "LET Assets" means the assets and rights of the Business described in
Section 2.1 relating solely to LET.

     "Laws" means any law, statute, code, ordinance, rule, regulation, order, judgment or decree promulgated by any Governmental Entity.

     "Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

     "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

     "Lotemax" means a 0.5% ophthalmic suspension of LE for treatment of inflammation.

     "Material Adverse Effect" means an effect which is materially adverse to the results of operations, financial condition or prospects of the specified Person, the Business, the BLP Business or the ability to use the Purchased Assets (taken as a whole) as presently used.

     "Measurement Period" means the twenty-four (24) month period beginning with the first day of the Buyer Fiscal Month in which Commercial Launch occurs, or, at the option of Seller, the first day of the first, second or third Buyer Fiscal Month thereafter; provided, however, Seller must select the beginning month of the measurement period by providing written notice to Buyer within fifteen (15) days after final determination of the Net Sales information provided in the Net Sales Notice, in accordance with the provisions of Section 2.7.3.


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     "NDA Submission Package" means all pre-clinical, laboratory, clinical, biocompatibility and other testing data; labeling; processing; material and packaging specifications; and supplements or amendments to any of the foregoing; and all other information used by Seller for submitting, obtaining and maintaining approval of an NDA in accordance with the requirements of the FDC Act.

     "NDA" means any New Drug Application relating to Lotemax or Alrex and all associated documents to support such applications, as submitted to the FDA, or a similar application and supporting documents submitted to any other Governmental Entity.

     "Net Sales" means the gross invoice price for LET, less the following: (a) discounts, chargebacks, Medicare or other government rebates, and rebates to purchasers actually taken or allowed and in amounts customary to the trade; (b) credits or allowances given or made for rejections or return of any previously sold Products actually taken or allowed; (c) to the extent included in such gross invoice price any tax or government charge imposed on the production, import, export, sale, delivery or use of LET, including, without limitation, any value added or similar tax or government charge, but not including any tax levied with respect to income; and (d) to the extent included in such gross invoice price any reasonable and documented packaging and distribution charges.

     "Patent Rights" means any and all forms of patents issued or granted anywhere in the world, including, without limitation, utility model and design patents, patents of addition, patents of importation, improvement patents, reissued and reexamined patents, all renewals and extensions thereof, and all applications for such patents (including original, divisional, continuation and continuation-in-part applications) pending before any national patent office and which have not been abandoned or expired.

     "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

     "Prepaid LE Purchase Amount" means the dollar amount of bulk substance purchases of raw materials for the manufacture of LE for which Buyer has made prepayment on or prior to the Closing Date.

     "Products" means, collectively, Lotemax, Alrex and LET.

     "Purchased Assets" means the assets and rights of the Business described in
Section 2.1, whether held by Seller or the Subsidiaries, other than the Excluded Assets.

     "R&D Assets" means all of Seller's tangible and intangible assets, including ongoing research and development in connection with the Business and the Technology, computer programs, processes, know-how, algorithms, formulae, designs and methods, prototypes, design,


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development and test equipment and tools, that are or have been created, acquired or utilized in connection with the research, development and commercialization of the Products or operations of the Business.

     "Schedule" or "Schedules" means the appropriate schedule or schedules of the Disclosure Letter.

     "Senju" means Senju Pharmaceutical Co. Ltd.

     "Sipsy" means Sipsy S.A.

     "Subsidiary" means a Person, more than fifty percent (50%) of the outstanding equity interests of which are owned, directly or indirectly, by Seller.

     "Taxes" means any taxes, charges, fees, levies or other assessments, including income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest, penalties or additions attributable thereto.

     "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

     "Technology" means the technical knowledge and confidential information which Sellers own or control pertaining to LE, Lotemax, Alrex or LET or the formulation of LE, Lotemax, Alrex or LET.

     "Third Party Agreements" means the Inbound Technology Agreements and the Outbound Technology Agreements.

     "Trade Secrets" means all trade secrets embodied in or relating to any of the IT Property.

     "Transactions" means the transactions contemplated by this Agreement.

     1.2 Other Definitions. Each of the following terms is defined in the Section or Subsection referred to below:

          "1992 BIRD-F Agreement" as defined in Subsection 2.1.3. "1996 BIRD-F Agreement" as defined in Subsection 2.4.6. "Account" as defined in Section 2.5.1.
          "Accountant" as defined in Subsection 2.5.3.
          "Accounts Receivable" as defined in Subsection 2.1.4. "Assigned Contracts" as defined in Subsection 2.1.5. "Assumed Liabilities" as defined in Section 2.3.
          "Bodor License Agreement" as defined in Section 2.3.3.


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          "Buyer Indemnified Parties" as defined in Section 9.2.
          "Buyer Proposal" as defined in Section 6.12
          "Cash Consideration" as defined in Section 2.5.1.
          "Challenge Notice" as defined in Subsection 2.7.3.
          "Claim" as defined in Section 9.4.
          "Closing Date" as defined in Section 8.1.
          "Committee" as defined in Subsection 6.7.1.
          "Contracts" as defined in Section 3.13.
          "Contributors" as defined in Subsection 3.10.5.
          "Copyrights" as defined in Subsection 3.11.2.
          "Direct Competitive Activity" as defined in Subsection 6.13.1. "Excluded Assets" as defined in Section 2.2.
          "Excluded Liabilities" as defined in Section 2.4.
          "Expiration Date" as defined in Section 9.1.
          "First Contingent Payment" as defined in Subsection 2.7.1.
          "HSR Act" as defined in Section 6.6.
          "Inbound Technology" as defined in Subsection 3.10.6.
          "Inbound Technology Agreements" as defined in Subsection 3.10.6. "Indemnitee" as defined in Section 9.4.
          "Indemnitor" as defined in Section 9.4.
          "Inventory" as defined in Subsection 2.1.2.
          "Inventory Calculation" as defined in Subsection 2.5.3.
          "LET R&D Costs" as defined in Subsection 6.7.2.
          "Letter Agreement" as defined in Section 6.4.
          "Marketing Agreements" as defined in Subsection 2.7.1.
          "Net Sales Notice" as defined in Section 2.7.2.
          "Other Agreements" as defined in Section 2.1.5.
          "Outbound Technology Agreements" as defined in Subsection 3.10.7. "Parent Affiliate" as defined in Section 6.12.
          "Permits" as defined in Subsection 2.1.6.
          "Preliminary Cash Consideration" as defined in Subsection 2.5.1. "Prepaid Expenses" as defined in Subsection 2.1.3.
          "Products" as defined in Subsection 3.10.2.
          "Purchase Price Allocation Schedule" as defined in Section 2.6. "Restrictive Covenants" as defined in Subsection 6.13.2. "Retained Claims" as defined in Subsection 2.4.4.
          "Second Contingent Payment" as defined in Subsection 2.7.2. "Senju Agreement" as defined in Section 3.6.3.
          "Sellers" as defined in Section 2.1.
          "Strategic Transaction" as defined in Section 6.12.
          "Termination Agreement" as defined in Subsection 7.1.9. "Trademarks" as defined in Subsection 3.11.2.
          "Transfer Taxes" as defined in Section 6.5.


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     1.3 Other Rules of Construction.

     1.3.1 References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements. The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. This Agreement is the joint drafting product of Seller and Buyer and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

     1.3.2 The phrases "have heretofore been provided" or "has provided" or similar words mean that Seller has delivered such information to Buyer.

                                   ARTICLE II

                                SALE AND PURCHASE

     2.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, and except as provided in Section 2.2 of this Agreement, on the Closing Date, for the Consideration and Buyer's performance of its other obligations under this Agreement, Seller shall and shall cause the Subsidiaries (collectively, "Sellers") to sell, assign, convey, transfer and deliver to Buyer, and Buyer shall acquire from Sellers, all of Sellers' assets and rights used in the Business including all of the right, title and interest of Sellers in and to:

          2.1.1 The IT Property and IP Rights, including all common law rights in all Trademarks worldwide included therein;

          2.1.2 All goods and materials held for resale or license by the Business or incorporated into or consumed in connection with such goods and materials including, without limitation, raw materials, work in process and finished goods, owned or controlled by any of the Sellers on the Closing Date, regardless of where located (collectively, the "Inventory");

          2.1.3 All prepaid expenses, royalties, deposits and other current and non-current assets of the Sellers to the extent related to the Business, other than those in respect of Income Taxes of Sellers and excluding any prepaid expenses under or related to the Agreement between The Israeli-United States Binational Industrial Research and Development Foundation, Seller and Pharmos Ltd., effective November 1, 1992 (the "1992 BIRD-F Agreement"), including the prepaid items listed on Annex 2.1.3 (collectively, the "Prepaid Expenses");

          2.1.4 All accounts, notes and other receivables generated by the Business that are outstanding as of the Closing Date (collectively, the "Accounts Receivable");

          2.1.5 All of the rights of Sellers in and to the following contracts (the "Assigned Contracts") as of the Closing Date: (a) the Inbound Technology Agreements and the Outbound Technology Agreements listed on Annex 2.1.5; (b) the supply agreements listed on Annex 2.1.5 (the "Supply Agreements"); (c) all other outstanding license and/or support and/or supply agreements entered into in the conduct of the Business after the date hereof but on or before the


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     Closing Date in accordance with this Agreement ("Other Agreements"); and
     (d) all purchase orders and commitments issued or made by Sellers to suppliers of the Business outstanding as of the Closing Date and which have heretofore been provided to Buyer or are entered into in accordance with this Agreement;

          2.1.6 All of Sellers' licenses, permits and franchises, approvals, consents, product registrations or authorizations issued by any Governmental Entity or any third party test house, registrar or certification body, relating to the development or use of the IP Rights or IT Property or the operation of the Business, including without limitation, product registrations or applications and approvals or submissions to the FDA or any regulatory body of any foreign government (collectively, the "Permits");

          2.1.7 All of the goodwill of Sellers associated with the Business; and

          2.1.8 All of Sellers' claims, causes of action, judgments, and other rights and remedies of whatever nature arising from infringements of Sellers' IP Rights in or to the IT Property and all other claims of Sellers arising from the Purchased Assets or the conduct of the Business, including rights to recoveries for damages for defective goods or services, insurance and refund claims and similar assets of the Business (except to the extent related to Excluded Liabilities).

     2.2 Excluded Assets. The Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

          2.2.1 Any cash and marketable securities owned by Sellers;

          2.2.2 Any rights of Sellers to the substance or formulation of the substance Dexanabinol (subject to Section 6.12); and

          2.2.3 The assets and rights of Sellers not related to the Business.

          2.2.4 One copy of all Documentation and all other data and information included in the IT Property, to be retained solely for legal archival purposes and in connection with the potential defense of any claim for indemnification made by any Buyer Indemnified Party hereunder.

     2.3 Assumption of Liabilities. On the Closing Date, Buyer shall assume and agree to pay and perform only the following liabilities and obligations of the Sellers existing as of the Closing Date (collectively, the "Assumed Liabilities"):

          2.3.1 All obligations of Sellers arising under the Assigned Contracts after the Closing Date, other than obligations arising from a breach of an Assigned Contract by Sellers on or prior to the Closing Date; and

          2.3.2 All obligations of Sellers for prepaid bulk substance purchases of raw materials for the manufacture of LE.

          2.3.3 All liabilities of Seller for royalty payments arising after August 31, 2001, payable to Bodor pursuant to Section 4.1(a)(i) of that certain License Agreement dated as of April 1, 1993 by and between Bodor and Seller, as amended (the "Bodor License Agreement");


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          2.3.4 All liabilities relating to the Inventory being acquired by
     Buyer hereunder, including without limitation, (x) liabilities for any actual or alleged injury to persons resulting from or caused by any such Inventory held for resale or license by Buyer after the Closing Date or incorporated into or consumed in connection with the Products or other goods and materials sold or licensed by Buyer after the Closing Date and
     (y) liabilities relating to any adulteration, misbranding or shortened shelflife of any Inventory.

     2.4 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, none of the following liabilities of Sellers (collectively, the "Excluded Liabilities") shall be assumed by Buyer:

          2.4.1 Any liability related to any Excluded Assets;

          2.4.2 Any liability arising under the Assigned Contracts on or prior to the Closing Date or any liability for any breach by any of the Sellers of any Assigned Contract prior to the Closing Date;

          2.4.3 Any liability with respect to any actual or alleged injury to persons or physical damage to property prior to the Closing Date actually or allegedly caused by Sellers or their agents;

          2.4.4 Any liability under any litigation, proceeding or claim against Sellers based, in whole or in part, on events occurring or circumstances existing on or before the Closing Date other than any liability assumed by Buyer pursuant to Section 2.3.4;

          2.4.5 Any liability or obligation under or related to the 1992 BIRD-F Agreement;

          2.4.6 Any liability or obligation of Seller under or related to the Agreement between The Israeli-United States Binational Industrial Research and Development Foundation, Pharmos Ltd., and BLP effective December 3, 1996 relating to the development of LET (the "1996 BIRD-F Agreement"); provided, however, that nothing herein shall affect the respective obligations of Seller or BLP under the Mutual Indemnification and Offset Agreement dated as of October 25, 1996.

          2.4.7 Any liability or obligation related to Sellers' existing or former employees, consultants or independent contractors; and

          2.4.8 Any liability for any Taxes incurred or accruing prior to the Closing Date with respect to the Business or the Purchased Assets.

     2.5 Consideration

     2.5.1 In consideration of Seller's performance of this Agreement and the transfer and delivery of the Purchased Assets to Buyer, Buyer shall (in accordance with the allocation provided for in Section 2.6) deliver to Seller by wire transfer to the account which Seller shall specify at least five business days prior to the Closing Date (the "Account"), Twenty Seven Million Dollars ($27,000,000) (the "Preliminary Cash Consideration") in immediately available


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funds, adjusted as set forth on Annex 2.5 (the Preliminary Cash Consideration, as adjusted, is hereinafter referred to as the "Cash Consideration").

     2.5.2 In order to facilitate the calculation of the adjustments to the Preliminary Cash Consideration, fifteen (15) business days prior to the Closing Date Seller shall deliver to Buyer a statement of account from Bodor and Sipsy from September 23, 2000 (Buyer's September fiscal month end) through the date of the statement, certified to Buyer by the Chief Financial Officer of Seller.

     2.5.3 Ten (10) business days prior to the Closing Date, Buyer shall conduct a physical count of the Inventory as of the Closing Date, during which count Seller and/or its representatives shall have the right to be present, and shall make a calculation of the Inventory value as of the Closing Date in accordance with GAAP (the "Inventory Calculation"). Buyer shall immediately deliver to Seller a copy of the Inventory Calculation and all work papers associated therewith. Seller shall have two (2) business days to review the Inventory Calculation and the work papers associated therewith. If Seller disagrees with all or any part of the Inventory Calculation, Seller shall immediately notify Buyer in writing of such disagreement and its reasons for so disagreeing, in which case Buyer and Seller will use their good faith efforts to promptly resolve the disagreement. If, within two (2) business days after receipt of such notice by Seller, Seller and Buyer are unable to resolve the differences, they shall submit a statement of all unresolved differences together with copies of the Inventory Calculation to a mutually agreed upon independent accounting firm (the "Accountant") for a binding and nonappealable determination to be rendered within five (5) business days after such submission or such longer period as is required by the Accountant; provided, however, that so long as the calculations set forth in this Section do not deviate more than 5% from each other, Buyer and Seller agree, subject to other provisions set forth in this Agreement, to proceed with the planned Closing Date and the Inventory Calculation delivered by Buyer to Seller shall be used for purposes of adjusting the Preliminary Cash Consideration on the Closing Date. All fees and expenses of the Accountant incurred in this capacity shall be billed to and shared equally by Seller and Buyer.

     2.5.4 Ten (10) business days prior to the Closing Date, Seller and Buyer shall use their good faith efforts to agree upon the amount of all of the other adjustments to the Preliminary Cash Consideration set forth on Annex 2.5. If they cannot agree on the amount of such adjustments within two (2) business days thereafter, they shall immediately submit a statement of all unresolved differences to the Accountant for a binding and nonappealable determination to be rendered within five (5) business days after such submission or such longer period as is required by the Accountant; provided, however, that so long as the calculations set forth in this Section do not deviate more than 5% from each other, Buyer and Seller agree, subject to other provisions set forth in this Agreement, to proceed with the planned Closing Date and the Inventory Calculation delivered by Buyer to Seller shall be used for purposes of adjusting the Preliminary Cash Consideration on the Closing Date. All fees and expenses of the Accountant shall be billed to and shared equally by Seller and Buyer.

     2.6 Allocation of Consideration. Annex 2.6 allocates the Consideration to be paid by Buyer to the Seller and among each class of Purchased Assets (the "Purchase Price Allocation Schedule"). Each of Seller and Buyer shall prepare its federal, state, local and foreign Income Tax returns for all current and future tax reporting periods (and corresponding state, local and foreign forms) with respect to the transfer of the Purchased Assets to Buyer in a manner consistent with the Purchase Price Allocation Schedule. If any Governmental Entity challenges


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such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and the Seller and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Purchase Price Allocation Schedule. Neither the Seller nor the Buyer shall report the allocation of the Consideration in a manner inconsistent with the Purchase Price Allocation Schedule.

     2.7 Contingent Consideration

     2.7.1 If the FDA approves LET on or prior to December 31, 2003, then Buyer shall pay to Seller, upon the first to occur of Commercial Launch or six (6) months after FDA approval of LET (the "Triggering Event") the following additional consideration (the "First Contingent Payment"): Fifteen Million Four Hundred Thousand Dollars ($15,400,000) if and only if the Triggering Event occurs on or before January 1, 2002 , which amount shall be reduced by Ninety Thousand Dollars ($90,000) per month for each month thereafter when the Triggering Event occurs, to a minimum First Contingent Payment of Thirteen Million Three Hundred Thirty Thousand Dollars ($13,330,000) if the Triggering Event occurs during the month of December 2003. Buyer shall deliver the First Contingent Payment to Seller within thirty (30) days after the occurrence of the Triggering Event by wire transfer to the Account of immediately available funds. Buyer shall promptly notify Seller if the FDA approves LET or if, on or prior to December 31, 2003, Commercial Launch occurs. If the Triggering Event occurs after December 31, 2003, then the parties shall negotiate in good faith to agree upon the amount of additional consideration that the Buyer shall pay to the Seller upon the Commercial Launch of LET, not to exceed the amount calculated by reducing by Ninety Thousand Dollars ($90,000) per month the minimum payment of Thirteen Million Three Hundred Thirty Thousand Dollars ($13,330,000) which would have been payable if the Triggering Event occurred in December 2003. Notwithstanding any contrary provision contained herein, in the event Buyer sells to any Person other than an Affiliate of Buyer all of its rights to LET prior to FDA approval of LET, Buyer shall pay to Seller an amount equal to one-half of the consideration received by Buyer for LET in such sale, net of any amounts paid by Buyer to Bodor in connection with such sale and net of any other documented and reasonable out-of-pocket transaction costs incurred by Buyer in connection with such sale, and upon payment of such amount by Buyer to Seller, Buyer shall thereafter have no obligation or liability to Seller pursuant to this Section 2.7. Buyer shall pay such amount to Seller within two (2) business days after Buyer's receipt of the consideration.

     2.7.2 If Buyer has not sold its rights to LET prior to the date of FDA approval of LET, and if (a) Net Sales of LET by Buyer in the first twelve (12) consecutive months of the Measurement Period exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) and (b) Net Sales of LET by Buyer in the second twelve (12) consecutive months of the Measurement Period (i) exceed Fifteen Million Dollars ($15,000,000) and (ii) are greater than Net Sales of LET by Buyer in the first twelve (12) consecutive months of the Measurement Period, then Buyer shall pay to Seller the following additional consideration, up to a maximum amount of Ten Million Dollars ($10,000,000) (the "Second Contingent Payment"): (A) 22% of the amount by which Net Sales of LET by Buyer during the Measurement Period exceed Twenty Two Million Five Hundred Thousand Dollars ($22,500,000), plus (B) Five Million Dollars ($5,000,000)
multiplied by a factor which shall be calculated as the difference between (i) a fraction, the numerator of which is the difference between the Net Sales in the second twelve months of the Measurement Period and the Net Sales in the first twelve months of the Measurement Period and the denominator of which is the Net Sales in the first twelve months of the Measurement Period and (ii) .75; provided, however, in no event shall the amount calculated pursuant to this
Section 2.7.2(b)(i)(B) exceed Five Million Dollars ($5,000,000). Buyer shall keep accurate books and records in accordance with GAAP consistently applied reflecting Buyer's Net Sales of LET for the twenty-seven (27) month period beginning with the date of Commercial Launch and broken down on a monthly basis in sufficient detail to permit verification thereof, and within ninety (90) days after the last day of the twenty-seven (27) month period shall deliver notice of such Net Sales to Seller (the "Net Sales Notice").

     2.7.3 Upon receipt of the Net Sales Notice, Seller shall either (i) affirmatively accept the Net Sales information provided therein or otherwise decline or fail to inform Buyer in writing of its election to challenge the Net Sales information (a "Challenge Notice") within ten (10) business days of receipt of the Net Sales Notice or (ii) deliver a Challenge Notice to Buyer within such ten (10) business days. If Seller delivers a Challenge Notice, Buyer will permit Seller or any representative of Seller to examine, at Seller's expense and upon prior written notice, Buyer's books and records relating to Net Sales during Buyer's normal working hours. Buyer and Seller will use their good faith efforts to promptly resolve any disagreement with respect to the amount of Net Sales. If, within two (2) business days following Seller's examination of Buyer's books and records as provided in this Section 2.7.4, Buyer and Seller are unable to resolve these differences, they shall submit a statement of such differences to the Accountant for a binding and nonappealable determination to be rendered within five (5) business days after such submission or such longer period as is required by the Accountant. If the Accountant discloses a discrepancy of 5% or more of the amount due Seller under Section 2.7.2(i)(B), Buyer shall reimburse Seller for the out-of-pocket cost of such examination, including any reasonable professional fees and expenses incurred by Seller. If the Accountant discloses a discrepancy of less than five percent (5%) of the amount due Seller under Section 2.7.2(i)(B), Seller shall bear all costs of such examination and shall reimburse Buyer for any out-of-pocket costs incurred by it in connection with such examination including any reasonable professional fees incurred by Buyer. In connection with any such examination of books and records, Seller or its representatives shall examine only such information as is reasonably required to verify the Net Sales information included in the Net Sales Notice. Seller shall cause each representative to hold all such information (as well as any other information which is subject to the confidentiality restriction pursuant to Section 6.4 hereof) in confidence and not use such information for any purpose other than for purposes of assisting Seller in the enforcement of its rights under this Agreement.

     2.7.4 Buyer shall deliver the Second Contingent Payment to Seller, within thirty (30) days after Seller provides notice to Buyer of the Measurement Period, by wire transfer to the Account of immediately available funds.

     2.7.5 If a Buyer Indemnified Party has made a claim for indemnification from Seller pursuant to Article VI of this Agreement and such claim has not been finally resolved either pursuant to a final, non-appealable judicial determination or a writing between Seller and Buyer, then Buyer shall have the right to deposit into an escrow account pending final resolution of such claim, any portion of the First Contingent Payment or Second Contingent Payment which represents amounts Buyer claims are or will be owed to the Buyer Indemnified Parties.

     2.7.6 In the event Buyer sells its rights to LET on or after the date of FDA approval of LET, as a condition to such sale, Buyer shall require the Purchaser to assume and agree to discharge Buyer's obligations under Sections 2.7.2, 2.7.3 and 2.7.4 arising from and after the date of such sale.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

     Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Letter. The Disclosure Letter shall be prepared by Seller and delivered to Buyer simultaneously with the execution of this Agreement and shall be arranged in Schedules corresponding to the numbered Sections contained in this Agreement.

     3.1 Organization, Power, Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Seller has delivered to Buyer complete and correct copies of its organizational documents. Seller is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing will not result in a Material Adverse Effect on the Business or the Purchased Assets.

     3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Seller, enforceable against it in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles. Seller has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Board of Directors of Seller has duly authorized the execution and delivery of this Agreement and the performance of the Transactions. No approval of the stockholders of Seller is required with respect to the consummation of the Transactions.

     3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of the Collateral Documents to which it is a Party and the consummation of the Transactions do not and will not (a) contravene any provision of the Articles of Incorporation or By-laws of Seller; (b) constitute a breach by Seller of, or result in a Default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Seller is a party or by which any of the Purchased Assets are bound, or violate any provision of any Law or Permit to which Seller is subject, except for requirements for consents of Persons referred to in Section 3.4.

     3.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the consummation of the Transactions other than (a) those which have previously been obtained, or (b) those specified in Schedule 3.4.

     3.5 Subsidiaries. Seller has no equity ownership in any other Person conducting the Business or owning any Purchased Assets. Schedule 3.5 lists all classes or series of capital stock or other equity interests of the Subsidiaries authorized, issued or outstanding. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned by Seller, free and clear of all liens, encumbrances and transfer restrictions, and such stock and interests are validly issued, fully paid and non-assessable.
Schedule 3.5 sets forth each country where there are Purchased Assets and the name of the Subsidiary owning such Purchased Assets.

     3.6 Financial Statements; Financial Matters

          3.6.1 As of the date of this Agreement, Seller has paid to Bodor all amounts due to Bodor through July 31, 2001 pursuant to and in accordance with the License Agreement, dated as of April 1, 1993, between Bodor and Seller, as amended. Seller has not prepaid to Bodor any amounts under such agreement, except as specified in Schedule 3.6.1.

          3.6.2 Except as otherwise set forth on Schedule 3.6.2, as of the date of this Agreement, Seller has paid to Sipsy all amounts due to Sipsy through the Closing Date pursuant to and in accordance with the Manufacturing and Supply Agreement, dated as of June 26, 1995, between Seller and Sipsy, as amended. Seller has not prepaid to Sipsy any amounts under such agreement.

          3.6.3 As of the date of this Agreement, Seller has fully performed all obligations owing by it to Senju pursuant to and in accordance with the License Agreement dated as of August 29, 2000 by and between Senju and Seller (the "Senju Agreement").

          3.6.4 As of September 30, 2000, the book value of raw materials for the manufacture of LE set forth on Seller's balance sheet was $1,120,759. Since September 30, 2000, the following adjustments to book value of raw materials for the manufacture of LE have been made: (i) additions in the amount of $204,020; (ii) reductions for reasons other than conversion into finished goods in the amount of $115,088; and (iii) reductions due to conversion into finished goods in the amount of $637,437. As a result of such adjustments, the book value of raw materials for the manufacture of LE set forth on Seller's balance sheet as of August 31, 2001, was $572,254.

          3.7 Undisclosed Liabilities. Except as disclosed in Schedule 3.7, Seller does not have any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise that are related to the Business or the Purchased Assets.

     3.8 Absence of Certain Changes. From September 30, 2000 to the date of this Agreement, the Seller has operated the Business in the ordinary course and in a manner consistent with past practice, and during such period, there has not been:

          3.8.1 Any occurrence or event known to Seller which, individually or in the aggregate, has resulted in or which Seller reasonably expects may result in any Material Adverse Effect on the Business or the Purchased Assets (taken as a whole);

          3.8.2 Any sale, transfer, assignment, or grant of any license in or to use any tangible or intangible asset used in the Business, or any mortgage or pledge of, or creation of any security interest, lien or encumbrance on, any such asset, or any lease of property of the Business, or any termination or surrender of any lease, right or franchise used in the Business or any action to wind-up or discontinue the Business in any jurisdiction where the Business is conducted; or

          3.8.3 Any commitment or agreement by the Seller to do any of the acts set forth in this Section 3.8.

     3.9 Purchased Assets. The Purchased Assets constitute all of the tangible and intangible property used by the Business or necessary for Buyer to conduct the Business as now being conducted. The execution and delivery of this Agreement and the Collateral Documents and other documents to be delivered by Seller to Buyer pursuant to Subsection 8.2.2, upon delivery of the Consideration, will vest at the Closing all of Seller's right, title and interest in and to the Purchased Assets in Buyer and Buyer will be vested with good and marketable right, title and interest in and to the Purchased Assets, in each case free and clear of any liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description, except for any rights of third parties under the Assigned Contracts.

     3.10 IT Property.

     3.10.1 Listing of IT Property. Seller has provided Buyer with all Clinical IP, Information Assets, Know-how, R&D Assets, Technology and Documentation in its possession or under its control relating to the following:

          (a) Products - Lotemax, Alrex, LET;

          (b) Detailed Component Listing for Lotemax and Alrex; and

          (c) Schedule 3.10.1(c) "NDAs and INDs".

     3.10.2 Products. The only products currently marketed and sold by the Business are Lotemax and Alrex (collectively, the "Products").

     3.10.3 Development Plans. Neither Seller nor any of its Subsidiaries have developed or commercialized or have had any plans or have any plans to develop or commercialize any products using LE for the treatment, prevention and/or diagnosis of any disease, disorder and/or condition of the eye, in humans or animals, other than Lotemax, Alrex, or LET. Seller has provided to Buyer all R&D Assets and all written development plans related to LET and future obligations under the Assigned Contracts.

     3.10.4 Documentation. Sellers have provided to Buyer all Documentation related to the Business or used in the Business.

     3.10.5 Title. Seller owns, or, subject to the Inbound Technology Agreements, is licensed or otherwise possesses legally enforceable rights to use, the IT Property to conduct the Business as currently conducted, and to make, sell, license and distribute the Products. Schedule 3.10.5 lists all liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description on the IT Property except rights of third parties pursuant to any Third Party Agreements. Except for portions licensed pursuant to the Inbound Technology Agreements or rights granted pursuant to the Third Party Agreements, Seller holds valid and enforceable IP Rights that may be asserted, and are sufficient, to legally prevent any Person other than Seller from reproducing, manufacturing, distributing, selling, licensing, leasing or otherwise conveying or exploiting for commercial purposes, the Products. Except for rights licensed to Seller pursuant to the Inbound Technology Agreements, the Products do not contain any intellectual property created by any Person other than past or current employees of, or consultants to, Seller ("Contributors"). None of the Contributors has any valid claim to ownership or joint ownership in or to any portion of the Products. Pharmos Ltd. does not own or have any rights or interests in or to any of the Purchased Assets.

     3.10.6 Inbound Technology Agreements. With respect to any portions of the Business not developed by Seller ("Inbound Technology"), Seller has written agreements providing Seller with licenses or other rights to develop, market, distribute, sell, license, use or otherwise exploit the Inbound Technology to the extent provided in such agreements (collectively, the "Inbound Technology Agreements"), each of which is described on Schedule 3.10.6. Seller has provided to Buyer true and complete copies of each such Inbound Technology Agreement. Except as set forth on Schedule 3.10.6, Seller has not received any notice of, and there are no circumstances which would give rise to, any termination, Default, cancellation or breach under, any Inbound Technology Agreement.

     3.10.7 Outbound Technology Agreements. Except for the Existing BLP Agreements, Seller has not: (a) sold, licensed, transferred or assigned to, or otherwise provided for the benefit of, any Person, any IP Rights or IT Property,
(b) granted any Person the right to sublicense any IP Rights or IT Property to any other Person, or (c) granted any third party ownership rights in or to any IP Rights or any enhancements of or revisions to the IT Property, except pursuant to written agreements ("Outbound Technology Agreements"), each of which is listed in Schedule 3.10.7.

     3.10.8 No Claims. (a) Seller has received no notice of any claim, demand, suit or other assertion by any third party; and (b) there are no circumstances which would (or are reasonably likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that such Person has superior rights, ownership or shared ownership requiring any payments to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the IT Property or the IP Rights.

     3.10.9 No Government Funding. Except for technology licensed under the Inbound Technology Agreements, Seller has not received funding from any Governmental Entity or any academic funding which (a) was used in the development of the Business or the Products; or (b) precludes Buyer from making any desired change to the Business, combining it with other technology or exploiting or marketing it in any manner.

     3.10.10 No Claims Against Contributors. No Person has claimed or has reason to claim that any Contributor, by virtue of its participation in the development of the IT Property or the IP Rights, has thereby: (a) violated any of the terms or conditions of any employment, non-competition or non-disclosure agreement;
(b) disclosed or utilized any trade secret or proprietary information or documentation in an unauthorized manner; (c) tortiously interfered with or breached any agreement; or (d) violated or exceeded the scope of any Law or agreement.

     3.10.11 Protection. Seller has taken all commercially reasonable measures to protect the proprietary rights of Seller to the IT Property and the IP Rights. In no instance has the eligibility of the IT Property (excluding the portions licensed under the Inbound Technology Agreements) and the IP Rights for protection under applicable Law been forfeited to the public domain for any reason.

     3.10.12 Noninfringement. The IT Property does not:

          (a) Infringe or induce or contribute to the infringement of any patent or intellectual property right of any Person; or

          (b) Misappropriate any trade secret, know-how, process, proprietary information or other right of any Person.

     Seller has not received notice of and has no knowledge of any complaint, assertion, threat or allegation that would contradict the foregoing. For purposes of this Subsection 3.10.12, knowledge shall not be inferred solely because the claimant complied with patent marking requirements or statutory copyright notice provisions.

     3.10.13 Judgments and Settlements. The IT Property or IP Rights of Seller or, to Seller's knowledge, the right of any third party licensor to the intellectual property licensed pursuant to the Inbound Technology Agreements, are not subject to any outstanding settlement agreement, order, ruling, decree, judgment, or stipulation preventing their use by Buyer in the Business.

     3.10.14 Warranties and Warranty Claims. Other than as set forth in the Outbound Technology Agreements, Seller has not made any written or other binding warranty or representation with respect to any of the IT Property or IP Rights, or any product that embodies or utilizes any of it or them. All pending warranty claims with respect to the Products are described on Schedule 3.10.14. Seller has heretofore provided Buyer with a complete copy of all unresolved written complaints and all written summaries of those oral complaints in Seller's possession or under Seller's control relating to the Products.

     3.10.15 Export Compliance. Seller is in compliance with all applicable Laws relating to the export and re-export of the IT Property, the IP Rights and the Products.

     3.11 IP Rights.

     3.11.1 Patents. Annex 2.1.1 identifies: (a) all patents and patent applications (United States and foreign) that have been issued or assigned to the Sellers, and (b) all invention disclosure statements prepared by or for Sellers, in each case, relating to the IT Property or the Business. Except as set forth in Schedule 3.11.1, Seller has provided to Buyer true and complete copies of all such patent and patent applications (as amended to date) and has provided to Buyer all of Sellers' internal documentation, the files of patent counsel, a copy of the file wrapper for each use and any validity opinions and valuations, whether internally or externally prepared, relating to such patents, applications and invention disclosure statements, and has provided to Buyer true and complete copies of all other written documentation evidencing ownership, prosecution and enforcement (if applicable) of each such item. Neither Seller nor any Affiliate of Seller owns or has rights to any patent or patent application that will relate to or affect Buyer's rights to use and exploit the IT Property.

     3.11.2 Copyrights and Trademarks. (a) Schedule 3.11.2 lists all worldwide registered copyrights of Seller that cover or are used in relationship to any part of the IT Property or IP Rights or are otherwise used in or related to the Business (the "Copyrights"), along with information as to Seller's ownership thereof or licenses or rights therein and registration thereof. All trademarks, service marks, trademark registrations, trade names and trade dress used in the Business (collectively, the "Trademarks") are listed on Schedule 3.11.2 (whether registered or common law), along with information as to Seller's ownership thereof or licenses or rights therein and registrations or applications and related information thereof (including but not limited to any applicable docketing or filing deadline dates occurring within six (6) months from the date of this Agreement). Each of the Copyrights and Trademarks identified on Schedule
3.11.2 as being in use is in use, no Trademark registration identified in
Schedule 3.11.2 has expired or been canceled, and no notice of any third party claim or petition for cancellation with respect to any such registration or application has been received by Seller. Except as listed on Schedule 3.11.2,
(i) there are no restrictions on the use of the Copyrights or Trademarks that would affect Buyer's use of the Copyrights or Trademarks in connection with the Business, and (ii) the Copyrights and Trademarks are not being infringed, violated, misappropriated or otherwise conflicted with by any Person.

     (b) Seller represents and warrants that (i) the Copyrights and Trademarks are valid, enforceable and owned exclusively by Seller (except as provided in Schedule 3.11.2), (ii) Seller has the unencumbered and unrestricted right to use, license and convey ownership and title of the Copyrights and Trademarks to Buyer free and clear of all liens, security interests, consents, judgments and any and all other encumbrances without payment to any third party, (iii) Seller has not granted to any party the right to use the Copyrights and Trademarks,
(iv) Seller has received no notice of any claim, demand, suit or other assertion by any third party, and there are no circumstances which would (or are reasonably likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that such Person has superior rights, ownership or shared ownership requiring any payments to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the Copyrights and Trademarks, (v) Seller has taken all commercially reasonable measures to protect the proprietary rights of Seller to the Copyrights and Trademarks and in no instance has the eligibility of the Copyrights and the Trademarks for protection under applicable Law been forfeited to the public domain for any reason, and (vi) the Copyrights and Trademarks do not infringe or otherwise conflict with the copyright, trademark or other intellectual property rights of any Person and Seller has not received notice of and has no knowledge of any complaint, assertion, threat or conflict that would contradict the foregoing.

     3.12 Trade Secrets. Seller has used reasonable commercial efforts to safeguard and protect the confidentiality of the Trade Secrets. Seller has no knowledge of any violation of the Trade Secret protection practices and procedures of Sellers by any Person or the misappropriation of any Trade Secret by any Person. Seller has no knowledge that (a) any of the Trade Secrets are presently invalid or unprotectable, or (b) any Trade Secret has become part of the public domain.

     3.13 Contracts. Set forth on Schedule 3.13 are lists of the following documents (the "Contracts"), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) Seller has provided to Buyer: the Assigned Contracts; and all written contracts with any Person relating to professional services or product development for the Business. There is no Default on the part of Seller, or written notice of or knowledge of Seller of any Default on the part of any other party (other than with respect to BLP under the Existing BLP Agreements, as to which Seller makes no representation), in the performance of any obligation to be performed or paid under any Contract.

     3.14 Government Contracts. There are no contracts pursuant to which Seller, in connection with the Business, is a prime contractor or named subcontractor or directly provides Products or services to any Governmental Entity. No Governmental Entity has any rights with respect to any IT Property or IP Right, except under the 1992 BIRD-F Agreement and the 1996 BIRD-F Agreement. Seller has provided to Buyer true and complete copies of the 1992 BIRD-F Agreement and the 1996 BIRD-F Agreement as presently in effect, including all amendments and modifications thereto.

     3.15 Restrictions on Business Activities. There is no agreement to which Seller, with respect to the Business, is a party, nor any judgment, injunction, order or decree specifically naming or, to the knowledge of Seller, affecting the Business which prohibits or limits the scope of development or marketing of the Products.

     3.16 Suppliers. Sipsy was the only supplier with respect to the Business for the fiscal year ended December 31, 2000 and for the period January 1, 2001 through the date hereof. Seller has not received and is not entitled to receive any rebate or other consideration from Sipsy.

     3.17 Litigation. There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Seller's knowledge, threatened against, or investigations involving Seller related to the Business or the Purchased Assets; and Seller is not subject to, or in

Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity.

     3.18 Compliance with Laws and Business Permits. Seller is in compliance with and has conducted its business to comply with all Laws applicable to it in the conduct of the Business or otherwise, except where the failure to comply would not have a Material Adverse Effect on the Business or the Purchased Assets. Seller has not received any written notice of any asserted failure to comply with such Laws. Seller holds all business permits, certificates and other licenses or authorizations necessary for the ownership and conduct of the Business in each domestic and foreign jurisdiction where the Business is currently conducted.

     3.19 Questionable Payments. Neither Seller, in connection with the Business, nor any of its Affiliates has (a) made any payments, (b) provided services or other favors, or (c) made any political contributions in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the Business, which would be unlawful under the Laws of the United States and, if applicable, any foreign country in which such payments were made. Neither Sellers nor, to its knowledge, any of its Affiliates, customers or suppliers has received any written notice, demand or inquiry relating to any investigation or, to their knowledge, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the Business or with respect to any political contribution.

     3.20 Conflicts of Interest. Neither Seller nor, to its knowledge, any of its Affiliates, is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, customer or supplier of the Business.

     3.21 Brokers' or Finders' Fees. Except for fees payable to J.P. Morgan Securities, Inc., Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transactions.

     3.22 Insurance. Sellers maintain general liability, product liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers' compensation, disability and other forms of insurance covering the Business and its assets and employees with such coverages and in such amounts as are (a) equal to or in excess of such coverages or amounts required by any applicable Law, and (b) in compliance with applicable agreements. Schedule 3.22 includes a list and brief description of Seller's product liability insurance coverage, including coverages and amounts.

     3.23 Disclosure. No representation or warranty made by Seller in this Agreement, the Disclosure Letter or other instruments or certificates delivered pursuant to Subsection 8.2.2 contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization. Buyer is a corporation organized under the laws of the State of New York. Buyer has all requisite corporate power and authority to carry on its business and to own and operate the properties and assets owned and operated by it.

     4.2 Power and Authority. This Agreement is a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Buyer has all requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance of the Transactions has been approved by all necessary action of the Board of Directors of Buyer.

     4.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions (a) do not and will not contravene any provision of the organizational documents of Buyer, or (b) constitute a breach of, result in a Default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Buyer, or by which either Buyer or its assets is bound, or violate any provision of any applicable Law, permit or license to which Buyer is subject, where any such breaches, Defaults or violations would materially impair the ability of Buyer to consummate the Transactions.

     4.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or required of Buyer in connection with the consummation of the Transactions other than (a) those which have previously been obtained, (b) those specified in Annex 4.4, or (c) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of Buyer to consummate the Transactions.

     4.5 Brokers' and Finders' Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transactions.

     4.6 Existing BLP Agreements. Except for payment of amounts due Seller based upon sales by BLP outside of the United States and Canada after January 1, 2001, there is no Default on the part of BLP in the performance of any obligation to be performed or paid under any of the Existing BLP Agreements.

     4.7 Litigation. There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Buyer's knowledge, threatened against, or investigations involving Buyer or BLP related to the BLP Business, the Existing BLP Agreements, or to LE, Lotemax, Alrex or LET.

     4.8 Insurance. On the date hereof, BLP has such general liability, product liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers' compensation, disability and other forms of insurance covering the BLP Business and its assets and employees which are (a) equal to or in excess of such coverages or amounts required by any applicable Law, and (b) in compliance with applicable agreements.

     4.9 Disclosure. No representation or warranty made by Buyer in this Agreement or any other instruments or certificates delivered pursuant to Subsection 8.2.1 contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                    ARTICLE V

                              PRECLOSING COVENANTS

     5.1 Access. Prior to the Closing or earlier termination of this Agreement, Seller shall and shall cause the Subsidiaries to provide or make available to Buyer and its representatives such additional information concerning the Business and the Purchased Assets as Buyer requests Seller shall give Buyer and Buyer's representatives access to all of the facilities, books and records of Seller related to the Business, and Seller shall use all commercially reasonable efforts to make Seller's officers and employees (including all technical employees) available to Buyer as Buyer shall from time to time reasonably request.

     5.2 Conduct of Business by Seller. From the date of this Agreement through the Closing Date, except as otherwise specifically set forth in this Agreement or in the Existing BLP Agreements, Seller shall and shall cause the Subsidiaries to conduct the Business in the ordinary course, consistent with past practice, and as provided below:

          5.2.1 Except as otherwise specifically set forth in this Agreement or in the Existing BLP Agreements, or with the prior written consent of Buyer, Seller covenants that it shall and shall cause the Subsidiaries to:

               (a) use all commercially reasonable efforts to preserve intact the Business and its relationships with customers, suppliers, parties to the Assigned Contracts and other third parties;

               (b) use all commercially reasonable efforts to maintain the good will of customers, suppliers, parties to the Assigned Contracts and other Persons to whom the Business sells goods or provides services or with whom the Business has significant relationships and shall notify Buyer of any written notice of Default or Default known to Seller;

               (c) make payments on their liabilities with respect to the Business to suppliers, employees, trade creditors, parties to the Assigned Contracts and other third parties and not delay in making any payments (unless contesting such payments in good faith) or enter into extended payment terms; and

               (d) maintain the books and records of the Business in the customary fashion.

          5.2.2 Except as otherwise specifically set forth in this Agreement or in the Existing BLP Agreements, or with the prior written consent of Buyer, Seller covenants that with respect to the Business it shall not and shall not permit the Subsidiaries to:

               (a) sell, lease or transfer any Purchased Asset;

               (b) permit to arise any encumbrance on any Purchased Asset;

               (c) make any change in any pricing, financial reporting or credit practice, payment practice or accounting method of the Business, including selling or entering into a contract to sell any Product or combination of Products or Products and services;

               (d) enter into any new agreement, or any amendment, modification or change to any Third Party Agreement or any of the Assigned Contracts;

               (e) give any notice of Default or breach, or renewal, non-renewal or cancellation to any Person pursuant to any Inbound Technology Agreement, Outbound Technology Agreement or Supply Agreement;

               (f) transfer any rights in the patents or patent applications listed on Annex 2.1.1, to any third party;

               (g) enter into any strategic alliance of any kind with respect to the Business;

               (h) commence cease and desist demands, litigation or other proceedings to perfect, maintain, or enforce the IP Rights of Sellers with respect to the IT Property;

               (i) take any action to diminish insurance coverages for the Business or the Purchased Assets from existing levels;

               (j) take any action which would result in a breach of any of Seller's representations or warranties in this Agreement or interfere with Seller's ability to perform all of its obligations under this Agreement; or

               (k) authorize any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.3 No Shopping. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Seller shall not, and Seller shall direct and cause its Affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by Seller) not to, directly or indirectly, initiate, solicit or encourage, any inquiries in respect of or the making of, any Acquisition Offer (as defined below) or engage in any negotiations concerning or provide any confidential or nonpublic information or data to, or afford access to the employees, properties or books or records of the Business to, or have any discussions with, any Person relating to an Acquisition Offer, or otherwise facilitate any effort or attempt to make or implement an Acquisition Offer. Within five (5) business days after receipt of an Acquisition Offer or any request for confidential or nonpublic information relating to or for access to the employees, properties, books or records of the Business by any Person who indicates that they may be considering making, or has made, an Acquisition Offer, Seller shall notify Buyer of the fact that such event has occurred and shall notify Buyer of the Person making such inquiry or an Acquisition Offer. The term "Acquisition Offer" means any offer or proposal for the direct or indirect disposition, transfer or lease of any portion of the Business or any of the Purchased Assets to any Person other than Buyer or for the sale or exchange of any stock of Seller or the Subsidiaries with or to any third party, or the merger or amalgamation of Seller (other than into Seller) or Subsidiaries unless the acquiror expressly acknowledges and confirms the existence of all of the obligations of Seller under this Agreement and the Collateral Documents.

     5.4 Consents.

     5.4.1 Seller shall, at its sole cost and expense, use its reasonable commercial efforts to promptly obtain the consents of all requisite Persons so as to vest all of the rights and obligations of Seller under the Assigned Contracts, IP Rights, IT Property and Permits and other Purchased Assets in Buyer as of the Closing Date. Buyer shall, at Seller's request, use commercially reasonable efforts to assist Seller in obtaining such consents and shall have the right, if additional assurances with respect to the assumption of obligations by Buyer are requested by the Person from whom consent is sought, participate, directly or through its representatives, in the process of obtaining such consents. The forms of such consents shall be in recordable form and subject to the prior approval of Buyer.

     5.4.2 For any Trademark registration or application which is not recorded at the appropriate trademark office in the name of Seller as of the date hereof, Seller shall cooperate with Buyer to effect the recordation of (a) the assignment of the registration or application either (i) first to the applicable Seller then to Buyer or its designee or (ii) to Buyer or its designee directly and (b) any necessary change of name or other ancillary documents and Buyer will reimburse Seller for all reasonable out of pocket expenses incurred in connection therewith. Seller shall use commercially reasonable efforts to obtain on each assignment as required by local practice, the notarized and legalized signature of the record owner of each registration or application and, if necessary, the signature of Seller, within ninety (90) days after receipt of the form of assignment document from Buyer.

     5.5 Pre-Closing Litigation Consultation. Seller shall consult with Buyer regarding the prosecution and conduct of any pending litigation which may affect a Purchased Asset or, an Assumed Liability and shall not, without Buyer's prior written consent, which shall not be unreasonably withheld, settle any such litigation or take any dispositive actions in such litigation.

                                   ARTICLE VI

                                 OTHER COVENANTS

     6.1 Good Faith Efforts. Seller and Buyer will use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable.

     6.2 Laws Affecting Transfer of Permits. Seller shall, and shall cause the Subsidiaries to, and, if required, Buyer shall make any necessary filings with the appropriate Governmental Entities required to, transfer the Permits under the Laws of the jurisdictions where the Business is conducted.

     6.3 Public Announcements. On or before the Closing Date, Buyer and Seller shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to the Transactions except such disclosures as may be required by Law. During such period Seller and Buyer shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by Law at the time so required. The parties intend that the initial announcement of the terms of the Transactions shall be made by joint press release of Buyer and Seller.

     6.4 Confidentiality. Seller and Buyer acknowledge and confirm their obligations under the letter agreement ("Letter Agreement"), dated February 1, 2001, and agree that except as expressly set forth herein, such Letter Agreement continues in full force and effect. In addition to the limitations set forth in the Letter Agreement, following the Closing Date, Seller shall, and shall use commercially reasonable efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any Person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in their possession concerning the Business or the Purchased Assets. Promptly following the Closing Date, Seller shall deliver to Buyer all materials remaining in their possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof, except as otherwise provided in Section 2.2.4.

     6.5 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Transactions ("Transfer Taxes"), together with any interest or penalties with respect thereto shall be shared equally by Seller and Buyer. All Tax Returns required to be filed in connection with any Transfer Taxes shall be prepared and filed when due by the party responsible under applicable Law or custom to file such Tax Returns. The filing party shall promptly provide the other applicable parties with copies of such Tax Returns. All Transfer Tax Returns shall be prepared on a basis consistent with the Purchase Price Allocation Schedule. Within forty-five (45) days after the Closing Date, Seller and Buyer shall provide notice to each other of the Transfer Taxes paid by each and the party who has paid less than one-half such Transfer Taxes shall promptly reimburse the other so that each party bears one-half the expense of the Transfer Taxes.

     6.6 HSR Filing. Buyer and Seller shall have determined, upon advice of counsel, that no filing is required pursuant to the Hart-Scott-Rodino Act ("HSR Act"). Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with reaching such determination.

     6.7 Costs for FDA Approval of LET

          6.7.1 After the Closing Date, Buyer shall pay all of the costs associated with conducting Phase III clinical testing of LET and preparing and filing with the FDA an NDA for LET, subject to the reimbursement rights set forth below. If the actual, documented out-of-pocket costs of Buyer related to such clinical testing and filing (the "LET R&D Costs") exceed One Million Two Hundred Thousand Dollars ($1,200,000), then Seller shall pay to Buyer fifty percent (50%) of the LET R&D Costs in excess of such amount until the total LET R&D Costs reach Three Million Dollars ($3,000,000), at which point Seller shall pay to Buyer one hundred percent (100%) of the LET R&D Costs in excess of such amount. If the LET R&D Costs are less than One Million Two Hundred Thousand Dollars ($1,200,000), then Buyer shall pay to Seller fifty percent (50%) of the difference. In addition, Seller shall reimburse Buyer for its actual, documented out-of-pocket costs associated with the performance of the Pre-Phase III studies for LET.

          6.7.2 Buyer shall provide Seller with a detailed, itemized notice of the LET R&D Costs as soon as practicable but in no event more than thirty
     (30) business days after the first to occur of FDA approval of Buyer's NDA for LET or termination of Buyer's efforts to obtain FDA approval for LET.

          6.7.3 Such notice of the LET R&D Costs will be final and binding unless Seller informs Buyer in writing of its objection to the calculation and determination of such LET R&D Costs within five (5) business days of receipt of such notice. In such event, Buyer will permit Seller or any representative of Seller, to examine, at Sellers' expense and upon prior written notice, Buyer's books and records relating to the LET R&D Costs during normal working hours. If such examination discloses that the actual LET R&D Costs are less than ninety percent (90%) of the amount provided in Buyer's notice to Seller, Buyer shall reimburse Seller for the out-of-pocket cost of such examination, including any reasonable professional fees and expenses incurred by Seller. If such examination discloses that the actual LET R&D Costs are more than ninety percent (90%) of the amount provided in Buyer's notice to Seller, Seller shall reimburse Buyer for the out-of-pocket cost of such examination, including any reasonable professional fees and expenses incurred by Buyer. In connection with any such examination of books and records, Seller or its representatives shall examine only such information as is reasonably required to verify the information relating to the LET R&D Costs included in Buyer's notice. Seller shall cause each representative to hold all such information in confidence in addition to that information to be held in confidence as described in Section 6.4 hereof and not use such information for any purpose other than for purposes of assisting Seller in the enforcement of its rights under the Agreement. Any payments required to be made pursuant to this Section 6.7 shall be made within five (5) business days after final determination of the actual LET R&D Costs.

          6.7.4 In order to assure that Seller is apprised on an ongoing basis of the type and amount of LET R&D Costs being incurred, the parties agree to continue to maintain the Research and Development Committee created pursuant to Section 5.6 of the Marketing Agreement, dated June 30, 1995, between BLP and Seller (the "Committee"); provided, however, that the Committee will consist of three (3) members appointed by Buyer and two (2) members appointed by Seller. The Committee will monitor and evaluate the status of the clinical testing of LET and the preparing and filing with the FDA of an NDA for LET as well as LET R&D Costs. The Committee shall also attempt in the first instance to resolve any matters which may be disputed between Seller and Buyer with respect to LET R&D Costs and the status of LET, provided that the failure of the Committee to resolve any such dispute shall not constitute a default under, or breach of, this Agreement.

     6.8 Abandonment by Buyer of LET

          6.8.1 Buyer shall be deemed to have abandoned its rights to develop, commercialize and market LET ("Abandonment"), and Seller may elect to exercise its rights under Section 6.8.2 hereof, if any of the following events shall occur:

               6.8.1.1 Buyer fails to commence Phase III clinical trials for LET within fifteen (15) months after the Closing Date;

               6.8.1.2 Following commencement of Phase III clinical trials for LET, Buyer suspends Phase III clinical trials for LET on one or more occasions either (a) for a period exceeding fifteen (15) months in the aggregate or (b) for a period which, when added to the amount of time between the Closing Date and the commencement of such clinical trials, exceeds twenty-four (24) months in the aggregate;

               6.8.1.3 Buyer fails to submit the NDA Submission Package for LET to the FDA by the first anniversary of the completion of Phase III clinical trials;

               6.8.1.4 Buyer fails to use its reasonable commercial efforts to respond to written comments raised by the FDA relating to the NDA Submission Package for LET;

               6.8.1.5 Buyer at any time prior to FDA approval of the NDA for LET notifies Seller in writing of its abandonment of LET.

          6.8.2 Upon the occurrence of any event constituting Abandonment, Seller may, at its sole option, by written notice to Buyer, and for a period of 180 days following such Abandonment, elect to initiate the process of selling, sublicensing or otherwise transferring the LET Assets to a third party. Following delivery of such notice to Buyer, Seller shall promptly engage a nationally recognized investment banking firm to solicit offers for the sale, sublicensing or other transfer of the LET Assets at a price equal to the average of two appraisals, one to be prepared by the investment banking firm engaged by Seller and the other to be prepared by a comparable firm reasonably acceptable to Buyer. Buyer shall take all appropriate steps to assist Seller in its efforts to sell, sublicense or otherwise transfer the LET Assets to a third party. If, however, the average of the two appraisals of the value of the sale, sublicensing or other transfer of the LET Assets is less than the greater of (a) $2,000,000 or (b) an amount necessary for Seller and Buyer to recoup all of their documented out of pocket costs incurred or to be incurred in connection with the sale, sublicensing or other transfer of the LET Assets, then Buyer shall not be required to proceed with the sale, sublicensing or other transfer of the LET Assets. Seller shall not be precluded from making an offer for the LET Assets.

          6.8.3 If the LET Assets are sold, sublicensed or otherwise transferred within two (2) years after completion of the two appraisals referred to in
     Section 6.8.2 (notice of which will be given promptly to Seller by Buyer, together with all relevant transaction documents), each of Buyer and Seller shall be reimbursed from the proceeds of such transaction, including without limitation any amounts paid to Bodor, and the balance of such proceeds shall be equally divided between Buyer and Seller.

          6.8.4 Buyer shall permit Seller access to Buyer's files and records relating to LET at Buyer's place of business during normal business hours and upon reasonable notice from Seller requesting such access in order to enable Seller to ascertain whether Section 6.8.1.3 is applicable.

     6.9 Cooperation Regarding Litigation. Upon reasonable prior written notice given by Buyer to Seller or Seller to Buyer, as the case may be, each party shall provide the other with access to such information and employees as either party may reasonably request in connection with any actions, suits or proceedings relating to the Business or the Retained Claims, provided, however, that the requesting party shall reimburse the party providing the access for its out of pocket costs of providing the information and direct salary costs for employees so requested.

     6.10 Insurance Claims. After the Closing Date, Seller and Buyer shall cooperate with Seller's insurers in processing all claims arising with respect to acts, omissions, or occurrences prior to the Closing Date and shall cooperate with Buyer's insurers in processing all claims with respect to acts, omissions, or occurrences after the Closing Date.

     6.11 Additional Assurances.

          6.11.1 After the Closing Date, Seller shall and shall cause its Affiliates to take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to fully vest Seller's ownership, rights and privileges in the Purchased Assets in Buyer. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset is prohibited by any applicable Law or would require any Governmental Entity or other third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing and Buyer shall have waived the applicable condition to Closing with respect to such item(s), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the parties shall use reasonable efforts and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits and liabilities of use of such Purchased Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall and shall cause its Affiliates to promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits and liabilities of use of any such Purchased Asset cannot be provided to Buyer following the Closing pursuant to this Section 6.11, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) designed to provide to Buyer the economic and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder to the extent permitted by Law.

          6.12 Right of First Negotiation. For a period of four (4) years after the Closing Date, if Seller, any of its Subsidiaries or any of Seller's other Affiliates develops or obtains any rights to any substance or formulation of any substance which, directly or indirectly, has any application for the treatment, prevention and/or diagnosis of any disease, disorder and/or condition of the eye, in humans or in animals (an "Ophthalmic Application") and the Seller subsequently seeks to license, sell or otherwise enter into any agreement, including without limitation, a joint development, commercialization or marketing agreement or other strategic partnership or relationship with any Unrelated Person (each a "Strategic Transaction") relating to the

     Ophthalmic Application of such substance or formulation of such substance, Seller shall promptly deliver written notice thereof to Buyer, which notice shall contain sufficient detail to enable Buyer to make an informed decision about whether it would be interested in negotiating with Buyer to obtain rights to such Ophthalmic Application (the "First Negotiation Notice"). If Buyer shall, within sixty (60) days after its receipt of the First Negotiation Notice, provide written notice to Seller that it desires to negotiate rights to the Ophthalmic Application ("Buyer's Interest Notice"), Seller shall promptly commence negotiations with Buyer in good faith with respect to the licensing, sale or other development, commercialization or marketing of such Ophthalmic Application (the "Good Faith Negotiations"). Seller shall not inform, provide information to, or enter into any discussions or negotiations with any Person about such Ophthalmic Application at any time prior to the later of (i) Seller's failure to receive Buyer's Interest Notice within sixty (60) days after Buyer's receipt of the First Negotiation Notice, (ii) ninety (90) days after Seller's receipt of Buyer's Interest Notice if Seller shall promptly have commenced and continued the Good Faith Negotiations (the "90 Day Period"), and (iii) one hundred and twenty (120) days after Seller shall have commenced and continued the Good Faith Negotiations if Seller did not commence and continue the Good Faith Negotiations promptly after Seller's receipt of Buyer's Interest Notice (the "120 Day Period"). If, at the end of the 90 Day Period or the 120 Day Period, as applicable, Seller and Buyer shall not have entered into a definitive agreement with respect to the Ophthalmic Application, Seller shall have the right to inform, provide information to, or enter into any discussions or negotiations with any Person about one or more types of Strategic Transactions relating to such Ophthalmic Application, and there shall be no further rights of first negotiation hereunder with respect to such Ophthalmic Application, even at later stages of development of such substance or the formulation of such substance; provided, however, Seller shall not disclose to any Person the terms or existence of any proposal which Seller and Buyer were discussing during the 90 Day Period or 120 Day Period, as applicable. Notwithstanding the foregoing, the right of first negotiation set forth herein shall not apply to any Ophthalmic Application of an Affiliate of Seller that becomes an Affiliate by virtue of a transaction in which such Affiliate obtains control over Seller (a "Parent Affiliate"), except to the extent that (x) such Ophthalmic Application relates to any substance or formulation that was owned or licensed by Seller or its Subsidiaries or any other Affiliate of Seller controlled by Seller prior to the acquisition of Seller by a Parent Affiliate and (y) Buyer was not previously afforded the right of first negotiation with respect to such Ophthalmic Application.

     6.13 Covenant Not to Compete

     6.13.1 For a period of four (4) years after the Closing Date, Seller agrees that it will not, and will cause the Subsidiaries and Seller's other Affiliates not to: (a) engage directly in any activity involving the development or commercialization of products for the treatment, prevention and/or diagnosis of any disease, disorder and/or condition of the eye in humans or in animals, anywhere in the world (the "Direct Competitive Activity"), or (b) directly or indirectly (i) hold or invest in any equity (or debt convertible into equity) of, or (ii) manage, operate or control, any Person that engages in any Direct Competitive Activity; provided, however, that Seller and its Affiliates may hold securities that are part of a publicly traded class of securities (not in excess of 5% of the outstanding total of any class of such securities) of a Person that directly engages in a Direct Competitive Activity; provided, further, however, that Seller and the Subsidiaries and Seller's other Affiliates may develop one or more substances or formulations of substances (including, without limitation, the substance or formulation of the substance Dexanabinol) for the treatment, prevention and/or diagnosis of any disease, disorder and/or condition of the eye, in humans or in animals if such substances or formulations of such substances do not compete, directly or indirectly, with LE or LET and if Seller complies with the provisions of Section 6.12 hereof. Notwithstanding the foregoing, the provisions of this Section 6.13.1 shall not apply to any activity constituting a Direct Competitive Activity by any Parent Affiliate if it had independently engaged in such Direct Competitive Activity prior to its obtaining control of Seller.

     6.13.2 Seller acknowledges and agrees that pursuant to this Agreement, Seller has sold to Buyer all of Seller's right, title and interest in and to LE and LET and, therefore, from and after the Closing Date, Seller agrees that it will not, and will cause the Subsidiaries and Sellers' other Affiliates not to, engage directly or indirectly in any activity involving the development or commercialization of any product using or including LE for any ophthalmic application or treatment, in humans or animals, anywhere in the world.

     6.13.3 In the event Seller, its Subsidiaries or Seller's other Affiliates breaches, or threatens to commit a breach of, any of the provisions of Subsection 6.13.1 or 6.13.2 (the "Restrictive Covenants"), Buyer shall have the right and remedy to (a) enjoin the breaching party from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer, and (b) require the breaching party to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by such party as the result of any transactions constituting a breach of the Restrictive Covenants and that such rights and remedies shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

     6.13.4 Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     6.13.5 The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     6.14 Senju Assignment. Promptly following the Closing, Seller will use its best efforts to obtain the consent of Senju to the assignment of the Senju License from Seller to Buyer and an estoppel certificate from Senju in form and substance reasonably satisfactory to Buyer

(collectively, the "Senju Consent"). Within five (5) business days after delivery of the Senju Consent to Buyer, Buyer shall pay to Seller $115,000 in immediately available funds. Notwithstanding the foregoing, if Seller does not deliver the Senju Consent to Buyer within six (6) months following the Closing Date, then Buyer may, at any time thereafter and at its election, (a) retain such $115,000 and release Seller from its obligations to use its best efforts to obtain the Senju Consent or (b) upon payment of such $115,000 to Seller, require Seller to assign to Buyer all of Seller's rights to receive all amounts payable by Senju to Seller pursuant to the Senju License from and after the date of such election.

                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

     7.1 Conditions to Obligation of Buyer to Close. Subject to Section 8.2, the obligation of Buyer to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date.

     7.1.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or representations that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Seller shall have performed all covenants and agreements to be performed by it under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Seller shall have delivered to Buyer a certificate of Seller's chief executive officer or chief financial officer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel;

     7.1.2 Government Approvals. All consents or approvals of the Transactions by Governmental Entities shall have been granted;

     7.1.3 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;

     7.1.4 Required Consents. The consents set forth on Annex 4.4 shall have been obtained on terms that do not modify any agreement included in the Purchased Assets in a manner that would impose an obligation on the Buyer after the Closing Date other than those set forth in such agreements on the date of this Agreement or an amendment to such agreements as contemplated by Subsections 7.1.7 and 7.1.8;

     7.1.5 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any occurrence or event which, individually or in the aggregate, has resulted in or which Seller reasonably expects will result in any Material Adverse Effect on the Business or the Purchased Assets (taken as a whole) other than any Material Adverse Effect resulting solely from a Material Adverse Effect on the BLP Business or otherwise caused by any material breach by BLP of the provisions of the Existing BLP Agreements, and Seller shall have delivered to Buyer a certificate of its chief financial officer to such effect, dated the Closing Date;

     7.1.6 Opinion of Counsel for Sellers. Outside Counsel for Seller shall have delivered to Buyer its opinion, dated the Closing Date, in the form of Exhibit 7.1.6;

     7.1.7 Sipsy Agreement. Buyer and Sipsy shall have entered into an amendment to the Manufacturing and Supply Agreement, dated as of June 26, 1995, between Seller and Sipsy in the form of Exhibit 7.1.7;

     7.1.8 Bodor Agreement. Buyer, Seller and Bodor shall have entered into an amendment to the Bodor License Agreement in the form of Exhibit 7.1.8;

     7.1.9 Termination Agreement. Seller shall have executed and delivered to BLP an agreement terminating the Existing BLP Agreements in the form of Exhibit
7.1.9 (the "Termination Agreement");

     7.1.10 Collateral Documents. Seller shall have executed and delivered to Buyer the Collateral Documents to which it is a party; and

     7.1.11 Other Documents. Seller shall have delivered to Buyer such other documents and instruments as Buyer or its counsel may reasonably request in good faith to effect the transfer of the Purchased Assets pursuant to this Agreement.

     7.2 Conditions to Obligations of Seller to Close. The obligation of Seller to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Seller of the following conditions on or prior to the Closing Date:

          7.2.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or representations that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Buyer shall have performed all covenants and agreements to be performed by them under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of a Vice President of Buyer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel;

          7.2.2 Government Approvals. All consents or approvals of the Transactions by Governmental Entities shall have been granted other than those which would not have a Material Adverse Effect or constitute a violation of Law if not granted as of the Closing Date;

          7.2.3 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;

          7.2.4 Termination Agreement. BLP shall have executed and delivered to Seller the Termination Agreement.

          7.2.5 Opinion of Counsel for Buyer. General Counsel for Buyer shall have delivered to Seller his opinion, dated the Closing Date, substantially in the form set forth in Exhibit 7.2.5; and

          7.2.6 Other Documents. Buyer shall have delivered to Seller such other documents and instruments as Seller or its counsel may reasonably request in good faith connection with the assumption of the Purchased Assets and the Assumed Liabilities.

                                  ARTICLE VIII

                                   THE CLOSING

     8.1 Time and Place. The Closing shall be held at 10:00 a.m. on October 9, 2001 at the offices of Nixon Peabody LLP, Rochester, New York or, if later, within five (5) days after all conditions specified in Article VII have been satisfied, or at such other time and at such other place, as shall be mutually agreed to by Buyer and Seller (the "Closing Date").

     8.2 Conduct of Closing.

     8.2.1 As to Buyer. At the Closing, Buyer shall, in exchange for the Purchased Assets, deliver to Seller, in each case duly executed by Buyer or its Affiliates, as appropriate:

          (a) The Cash Consideration in the amount set forth in Section 2.5;

          (b) The certificate required by Subsection 7.2.1;

          (c) A certificate dated the Closing Date and signed on behalf of Buyer by its respective Secretary or Assistant Secretary attaching (i) a copy of the resolutions of the Board of Directors of Buyer authorizing and approving the Transactions and authorizing the officers of Buyer to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement,
     (ii) a certificate of good standing for Buyer, certified by the Secretary of State of New York as of a date within fifteen (15) business days of the Closing Date, and (iii) specimen signatures of the incumbent officers of Buyer executing this Agreement and the Collateral Documents;

          (d) The Assignment and Assumption Agreements;

          (e) The opinion of counsel specified in Subsection 7.2.5; and

          (f) Such other documents and instruments as Seller or its counsel may reasonably request pursuant to Subsection 7.2.6.

     8.2.2 As to Seller. Seller shall deliver or shall cause to be delivered to Buyer, in each case duly executed by Seller:

          (a) The Bills of Sale, Assignment and Assumption Agreements and IT Property Assignments;

          (b) Unless previously provided to Buyer, all copies of the Documentation, all copies of the Technology, all records and tangible materials embodying or reflecting any of the Purchased Assets, all original Trademark and Copyright certificates of registration, issued patents, or other similar original and certified documents representing primary evidence of the IP Rights, and such other documents, instruments, assignments and certificates as may be necessary to vest the Purchased Assets and all rights thereto and thereunder in Buyer;

          (d) The certificate required by Subsection 7.1.1;

          (e) The certificate required by Subsection 7.1.5;

          (f) Certificates dated the Closing Date and signed on behalf of Seller, by its Secretary or Assistant Secretary, attaching, as appropriate,
     (i) a certificate of good standing from the Secretary of State of Nevada,
     (ii) a copy of the resolutions of the Board of Directors of Seller authorizing and approving this Agreement and the Collateral Documents and the consummation of the Transactions and authorizing the officers of such Seller to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, and (iii) specimen signatures of the incumbent officers of Seller executing any documents executed and delivered pursuant to or in connection with this Agreement;

          (g) The opinions of counsel specified in Subsection 7.1.6;

          (h) The Termination Agreement specified in Subsection 7.1.9;

          (i) The Collateral Documents specified in Subsection 7.1.10; and

          (j) Such other documents and instruments as Buyer or its counsel may reasonable request pursuant to Subsection 7.1.11.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

     9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing for the period set forth in this Section 9.1. The representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9, 3.10.1, 3.10.2, 3.10.4, 3.10.5, 3.10.11, 3.10.12, 3.11,
3.12, 3.19 and 3.21 shall have no expiration date; and the remaining representations and warranties of Seller shall survive for two (2) years following the Closing Date. The representations and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 shall have no expiration date; and the remaining representations and warranties of Buyer shall survive for two (2) years following the Closing Date. In the event notice of any claim for indemnification under Section 9.4 shall have been given prior to midnight on the last day of the applicable survival period (the "Expiration Date"), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

     9.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective employees, directors, agents and representatives (collectively, the "Buyer Indemnified Parties"), from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty), (b) the failure of Seller to perform its covenants contained in this Agreement, (c) the failure by Seller to satisfy any liability or obligation which is an Excluded Liability, or (d) the failure of Seller or its Affiliates to pay any Transfer Taxes which Seller is required to pay pursuant to Section
6.5 or any other costs or expenses which are the responsibility of Sellers.

     9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective employees, directors, agents and representatives (collectively, the "Seller Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty), (b) the failure of Buyer to perform its covenants contained in this Agreement, (c) the failure by the Buyer to satisfy any liability or obligation which is an Assumed Liability, or (d) the failure of Buyer to pay any Transfer Taxes which the Buyer is required to pay pursuant to Section 6.5 or any other costs or expenses which are the responsibility of Buyer.

     9.4 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim ("Claim") which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article IX (the "Indemnitee") shall give written notice thereof to the party from whom indemnity is sought (the "Indemnitor"). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee's attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided, no settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor unless Indemnitee waives any right to indemnification therefor. The Indemnitor may settle or compromise the entry of any judgment (a) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (b) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.

     9.5 No Subrogation. If any payment is made by or Claim asserted against Sellers under the terms of this Article IX, none of the Seller Indemnified Parties shall have any rights against the Purchased Assets, whether by reason of contribution, indemnification or otherwise and shall not take any action against the Purchased Assets with respect thereto. Any rights which the Seller Indemnified Parties may have, by operation of law or otherwise against the Purchased Assets are, effective on the Closing Date, hereby expressly and knowingly waived.

     9.6 Exclusive Remedy. Except as otherwise provided in Sections 6.12 and 6.13, if the Closing occurs, the exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article IX, and each party expressly waives any other rights or remedies it may have, provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of this Agreement occurring before the Closing Date or with respect to the breach of any covenant to be performed after the Closing Date, provided, further, however, that all remedies available at law or in equity shall be available to Buyer with respect to any infringement by Seller, the Subsidiaries or any of their respective Affiliates of any of the Purchased Assets after the Closing Date.

     9.7 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Seller and Buyer asserted under
Article IX of this Agreement shall be subject to the following limitations:

          (i) Seller and Buyer each shall not be responsible to the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, for any misrepresentation or breach of a representation or warranty contained in this Agreement (which representation and warranty, for purposes of this Article IX, shall be read as if it did not contain any materiality qualifications) until the cumulative aggregate amount of all Losses and Litigation Expenses for which it would otherwise be obligated to pay under this Article IX exceeds US$250,000 (after taking into account any payments made directly or indirectly to the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, as a result of any applicable insurance payments), whereupon such party shall be liable to the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, only to the extent and in the amount by which the Losses and Litigation Expenses exceed US$250,000 (after taking into account any payments made directly or indirectly to the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, as a result of any applicable insurance payments); provided, however, Seller shall be responsible to the Buyer Indemnified Parties for the first dollar of any Losses and Litigation Expenses arising out of any misrepresentation or breach of a representation or warranty contained in Sections 3.9, 3.10.1, 3.10.2, 3.10.4, 3.10.5,
     3.10.11, 3.10.12, 3.11 or 3.12.

          (ii) The aggregate amount of the obligations and liabilities of Seller under Article IX hereof for Losses and Litigation Expenses shall not exceed the aggregate consideration received or to be received by Seller pursuant to this Agreement, except for Losses and Litigation Expenses arising out of any misrepresentations or breach of a representation or warranty contained in Sections 3.9, 3.10.1, 3.10.2, 3.10.4, 3.10.5, 3.10.11, 3.10.12, 3.11 or
     3.12.

                                    ARTICLE X

                                   TERMINATION

     10.1 Events of Termination. This Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

          10.1.1 Mutual Consent. By mutual written consent of Seller and Buyer;

          10.1.2 Breach. By Seller or Buyer if the other party or its Affiliates
     (a) misstated in a material respect any representation (except to the extent that any such representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) is in material breach of any representation or warranty contained herein (except to the extent that any such representation or warranty is qualified by its terms with reference to materiality, in which case such representation or warrant shall be true and correct as written) which would result in the failure of such party to satisfy the conditions to Closing set forth in Article VII, or (b) breached in a material respect any covenant, undertaking or restriction contained herein (except to the extent that any such covenant, undertaking or restriction is qualified by its terms with reference to materiality, in which case such covenant, undertaking or restriction shall be true and correct as written) which would result in the failure of such party to satisfy the conditions to Closing set forth in Article VII.

          10.1.3 By Buyer. Provided that Buyer is not in Default of any of its agreements hereunder and is able to deliver to Seller the items set forth in Section 8.2.1, by Buyer if the Closing does not occur on or before October 15, 2001.

          10.1.4. By Seller. Provided that Seller is not in Default of any of its agreement hereunder and is able to deliver to Buyer the items set forth in Sections 7.1.4 and 8.2.2, by Seller if the Closing does not occur on or before October 15, 2001.

     10.2 Consequences of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement shall have no further effect, except for the provisions of this Section 10.2 and Sections
6.4 and 11.3 and such termination shall be without any liability on the part of any of the parties, their Affiliates and their respective directors, officers or stockholders in respect of this Agreement, except for any breach of the Agreement by such party, and termination by the other party shall be without prejudice to its rights to recover damages for any such breach by the breaching party.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section, Annex or Exhibit, unless it clearly refers to another instrument, means the specified Article, Section, Annex or Exhibit of this Agreement and any reference to Schedule means a Schedule to the Disclosure Letter.

     11.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

     11.3 Expenses. The fees of J.P. Morgan Securities, Inc. shall be paid by Seller. Except as otherwise expressly provided herein, each of Sellers and Buyer shall be responsible for its own expenses whether or not the Transactions are consummated.

     11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the Person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, to such party's address (or to such party's telecopier):


     If to Buyer, to:

          Bausch & Lomb Incorporated
          One Bausch & Lomb Place
          Rochester, New York  14604-2701
          Attention:  Vice President Business Development

     With a copy to:

          Bausch & Lomb Incorporated
          One Bausch & Lomb Place
          Rochester, New York  14604-2701
          Attention:  General Counsel

     and to:

          Nixon Peabody LLP
          P.O. Box 31051
          Rochester, New York  14603
          Attention:  Lori B. Green, Esq.

          If to Sellers to:

          Pharmos Corporation
          99 Wood Avenue South, Suite 301
          Iselin, New Jersey  08830
          Attention:  Chief Financial Officer

     With a copy to:

          Ehrenreich Eilenberg & Krause LLP
          11 East 44th Street, 17th Floor
          New York, New York  10017
          Attention: Adam D. Eilenberg, Esq.

or to such other Person or address as any of the foregoing may have designated for that purpose by notice to the others.

     11.5 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

     11.6 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer and Seller may assign this Agreement to any acquiror of all or substantially all of its business or assets if such acquiror confirms and acknowledges the obligations of Seller under this Agreement and the Collateral Documents. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

     11.7 Governing Law. This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws.

     11.8 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated by this Agreement except as expressly provided in Article IX.

     11.9 Submission to Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in New York City, New York for any actions, suits or proceedings arising out of or relating to this Agreement, the Collateral Documents or the transactions contemplated hereby or thereby, and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or documents by U.S. registered mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Collateral Documents or the transactions contemplated hereby or thereby, in the federal courts of the United States of America located in Monroe County, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

     11.11 Entire Agreement; Amendments. This Agreement, the Letter Agreement and the Collateral Documents constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Seller and Buyer. Each of Buyer and Seller recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.


                                        SELLER

                                        PHARMOS CORPORATION


                                        By:  /s/  Robert W. Cook
                                             ----------------------------------
                                             Name:  Robert W. Cook
                                             Title: Executive Vice President


                                        BUYER

                                        BAUSCH & LOMB INCORPORATED


                                        By:  /s/  Stephen McCluski
                                             ----------------------------------
                                             Name:  Stephen McCluski
                                             Title: Senior Vice President

List of Omitted Annexes, Schedules and Exhibits to Asset Purchase Agreement.

ANNEXES

Annex 2.1.1  Patents and Patent Applications
Annex 2.1.3  Prepaid items
Annex 2.1.5  Assigned Contracts
Annex 2.5    Adjustments to Preliminary Cash Consideration
Annex 2.6    Allocation of Consideration
Annex 4.4    Consents

SCHEDULES

Schedule 3.4        Consents
Schedule 3.5        Subsidiaries
Schedule 3.6.1      Prepaid Amounts to Dr. Bodor
Schedule 3.6.2      Payments Due SIPSY
Schedule 3.7        Liabilities relating to the Business or the Purchased Assets
Schedule 3.10.1(c)  NDA's and IND's
Schedule 3.10.5     Liens
Schedule 3.10.6     Inbound Technology Agreements
Schedule 3.10.7     Outbound Technology Agreements and Other Agreements
Schedule 3.10.14    Warranty Claims
Schedule 3.11.1     Exceptions to Patents and Patent Applications
Schedule 3.11.2     Copyrights and Trademarks
Schedule 3.13       Contracts
Schedule 3.22       Product Liability Insurance

EXHIBITS

Exhibit 7.1.6  Opinion of Counsel for Sellers
Exhibit 7.1.7  Sipsy Amendment
Exhibit 7.1.8  Bodor Amendment
Exhibit 7.1.9  Termination Agreement
Exhibit 7.2.5  Opinion of Counsel for Buyer

The Registrant will furnish supplementally a copy of any such omitted Annexes, Schedules and Exhibits to the Commission upon request.